UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 20, 2005

DYNAVAX TECHNOLOGIES CORPORATION

(Exact name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-50577 (Commission File Number)	33-0728374 (IRS Employer Identification No.)

2929 Seventh Street, Suite 100, Berkeley, CA		94710

(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (510) 848-5100

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Appointment of Principal Officers.

          On January 20, 2005, the Registrant appointed Mr. Henn, age 47, to chief accounting officer, effective January 20, 2005. In addition, Mr. Henn serves as vice president, finance and administration of the Registrant, a position he has held since August 23, 2004. Prior to Dynavax, Mr. Henn was senior vice president, finance and corporate controller for Incyte Corporation, a drug discovery and development company. While at Incyte Mr. Henn held positions of increasing responsibility in the company’s finance group, including director of strategic financial analysis and vice president, finance and corporate controller. Mr. Henn was appointed to senior vice president, finance and corporate controller of Incyte in 2001. Mr. Henn earned his MBA from Golden Gate University and his BS in accounting from the University of Illinois.

          Mr. Henn has an existing Management Continuity and Severance Agreement with the Company, dated August 6, 2004 and effective as of August 23, 2004. Under the terms of the agreement, if Mr. Henn is terminated without cause or is otherwise terminated involuntarily, he is entitled to a severance payment equal to six months salary, payable over six months, six months of paid COBRA continuation coverage and an additional six months vesting of his option to purchase our stock. In the event of death or disability, the agreement provides that the exercise period of all vested options will be extended to twelve months from the date of termination due to such death or disability. In addition, we agreed to accelerate the vesting of any stock options held by Mr. Henn as of and upon a change in control of our company by two years if he either accepts a position with the successor company or is not offered an executive position with the successor company. If Mr. Henn is terminated within twenty-four months following such a change in control, he is also entitled to a severance payment equal to twelve months of his base salary, payable over twelve months, plus his target incentive bonus and twelve months of paid continued COBRA continuation coverage.

Item 9.01 Financial Statements and Exhibits.

          (c)     Exhibits.

10.20	Management Continuity and Severance Agreement, dated as of August 6, 2004, between the Registrant and Timothy Henn.*

*Previously filed with the Commission on Form 8-K, dated August 27th, 2004.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dynavax Technologies Corporation
Date: January 20, 2005	By:	/s/ Timothy G. Henn
Timothy G. Henn
Chief Accounting Officer and Vice President, Finance and Administration